NEW MOTION, INC. CONTRACTOR AGREEMENT

Effective January 11th 2006, Ray Musci ("Contractor") and New Motion, Inc. (the "Company") agree as follows:

1. Services and Payment. Contractor agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Contractor regarding the subject matter of this Agreement, Company will pay Contractor in accordance with Exhibit A. Contractor will determine the method, details and means of performing the Services defined on Exhibit A. Company shall have no right to, and shall not, control the manner or determine the method of accomplishing Contractor's services. In furtherance of the foregoing, Contractor shall perform the Services required by this Agreement at any place and at such times as Contractor shall determine.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall be the sole and exclusive owner of all right, title and interest (including patent rights, copyrights and copyright renewals, trade secret rights, mask work rights, trademark rights, database rights and all other intellectual and industrial property rights of any sort throughout the world) in, to and relating to any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Contractor in connection with Services and/or any Proprietary Information (as defined below), from the moment of creation and/or inception, and all results and proceeds of Contractor's Services and/or any Proprietary Information and all elements of any of the foregoing (collectively, "Inventions") and Contractor will promptly disclose and provide all Inventions to Company. The Inventions are and shall be a "work-made-for-hire" for Company under United States copyright law. To the extent that the Inventions are not deemed to be a "work-made-for-hire," Contractor hereby makes all assignments necessary to accomplish the foregoing ownership. Contractor shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Contractor hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact to act for and in Contractor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Contractor.

b. Contractor agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Contractor develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute "Proprietary Information." Contractor will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Contractor shall not be obligated under this paragraph with respect to information Contractor can document is or becomes readily publicly available without restriction through no fault of Contractor. Upon termination and as otherwise requested by Company, Contractor will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Contractor may keep its personal copies of its compensation records and this Agreement. Contractor also recognizes and agrees that Contractor has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Contractor’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. As additional protection for Proprietary Information, Contractor agrees that during the period over which it is (or is supposed to be) providing Services and for one year thereafter, Contractor will not encourage, solicit, recruit or hire any employee or Contractor of Company to leave Company for any reason. In the event Contractor does encourage, solicit, recruit or hire an employee or Contractor of Company during the period of time specified in the foregoing sentence, Contractor shall pay to Company a cash fee equal to one hundred percent (100%) of such hired employee's first year salary or one hundred percent (100%) of the gross payments made to such hired Contractor, whichever is less.

d. To the extent allowed by law, Section 2.a includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist’s rights," "droit moral," or the like. Contractor hereby grants to Company the right to change, add to, take from, translate, reformat, or reprocess, subtract from, alter, amend, modify, use or no use the whole or any part of the Inventions free of any so-called "moral rights." To the extent any of the foregoing is ineffective under applicable law, Contractor hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Contractor will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services or provides services similar to any of those referred to in clause (ii) above in this paragraph in connection with the Services, Contractor will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Contractor and not assigned hereunder, Contractor hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Contractor warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Contractor may have to others; (ii) all work under this Agreement shall be Contractor’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Contractor); and, (iii) Contractor has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4. Termination. Either party may terminate this Agreement at any time, with or without cause, immediately upon written or oral notice. Company shall upon termination pay Contractor all unpaid amounts due for Services completed prior to termination. Sections 2 (subject to the limitations on Section 2.c stated therein) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Contractor.

From time to time, Contractor and Company may execute another agreement in order that Contractor may continue to work for Company. However, in all circumstances, the maximum length of time Contractor may work for Company including all wholly owned or majority owned subsidiaries or divisions of Company is a cumulative aggregate total of 11 months, regardless of whether the total amount of time is consecutive. At such time, this Agreement and all agreements shall automatically expire and neither Contractor nor Company has any expectations or intentions that Contractor will to continue to work for Company.

5. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Contractor and Company and any employee or agent of Contractor. Both parties acknowledge that Contractor is not an employee for state, federal or other tax purposes. Contractor shall retain the right to perform services for others during this term of this Agreement provided it is not in breach of any provision of this Agreement or any other agreement between the parties hereto, including without limitation Section 2.c. above. Contractor may employ, at Contractor's expense, such assistants and employees as Contractor deems necessary to perform the services required of Contractor by this Agreement. Company may not control, direct or supervise Contractor's assistants and employees in the performance of this services. Contractor assumes full and sole responsibility for the payment of all compensation and expenses of these assistants and employees and for all state and federal income tax, unemployment insurance, Social Security, worker's compensation insurance, disability insurance and other applicable withholdings.

6. Taxes and Insurance.

Contractor is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. In furtherance of the foregoing, because Contractor is not Company's employee, Contractor is responsible for determining the timing, amount and applicability of all local, state and federal taxes and required contributions and is responsible for payment of all of the same for himself or herself and all of Contractor's employees.

For example, the parties understand and acknowledge that:

•	Company will not withhold FICA (Social Security) from Contractor's payments.

•	Company will not make state or federal unemployment insurance contributions on Company's behalf.

•	Company will not withhold state or federal unemployment insurance contributions on Contractor's behalf.

•	Company will not withhold state or federal income tax from payment to Contractor.

•	Company will not make disability insurance contributions on behalf of Contractor.

•	Company will not obtain workers' compensation insurance on behalf of Contractor.

7. Indemnification. Contractor agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by Contractor to satisfy any obligations under this Agreement or otherwise or (ii) any allegations relating to the Contractor’s gross negligence or willful misconduct.

8. Assignment. This Agreement and the services contemplated hereunder are personal to Contractor and Contractor shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void.

9. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

10. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

_______________________________________________	New Motion
(Contractor)	(Company)

By ______________________________________	By ___________________________________________

____________________________________________	__________________________________________________
Printed (Name, Title and Address)	Printed (Name, Title and Address)

EXHIBIT A: WORK STATEMENT

General

This Work Statement defines work to be done for New Motion (“Company”) by Ray Musci("Contractor") under that certain Consulting Services Agreement dated January 11, 2006.

Services

The "Services" to be performed by Contractor shall consist of the following:

•	Aiding the company in internal, operational, and financial structure.

•	Aiding the company in any sort of M&A transaction.

•	Aiding the company through any due diligence process

•	Aiding the company with any audit/review activities

Fees

Company agrees to pay Contractor a monthly fee of $30,000.

Contractor agrees to submit an invoice for the fee in two week increments per month of $15,000 each with a 7-day billing cycle specified.

Should the Company conclude any transaction, specifically a sale, acquisition, or merger of the company or its assets during the Term of Work (60 days from the effective date) or within 120 days following the Term of Work, the Consultant shall receive, in additional to any other form compensation provided under this agreement, a cash payment of $100,000 payable within 15 days of closing any such transaction.

Expenses

All expenses related to travel to and from Orange County offices are covered within the monthly retainer. Any out of the ordinary expenses must receive prior approval and be submitted on a monthly basis using a New Motion expense form (to be provided).

Term of Work Statement:

Begin: Janury 11th, 2006

End: 60 days from effective date